Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Waters Club Worldwide, Inc.

We consent to the inclusion in the foregoing Registration Statement of Waters Club Worldwide, Inc. (the "Company") on Form S-1, of our report dated June 17, 2016, relating to our audits of the consolidated balance sheets as of December 31, 2015 and 2014, and consolidated statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2015 and for the period from inception (September 23, 2014) through December 31, 2014. Our report dated June 17, 2016, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach

September 26, 2016